Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

Filed by the Registrant  [ ]
Filed by a party other than the Registrant [x]

Check the appropriate box:
[ ]       Preliminary Proxy Statement
[ ]       Confidential, for Use of the Commission Only (as
          permitted by Rule 14A-6 (e)(2))
[ ]       Definitive Proxy Statement
[ ]       Deifinitive Additional Materials
[X]       Soliciting Materials Pursuant to ss.240.14a-11c or
          SS.240.14a-12



                         First Years Inc
        (Name of Registrant as Specified In Its Charter)

                        Phillip Goldstein
   (Name of Person(s)Filing Proxy Statement if other then the
                           Registrant)

To whom it may concern:

I, Phillip Goldstein intend to deliver a proxy statement to stockholders in connection with a planned proxy solicitation for the annual meeting of The First Years (the "Issuer").

Over the past few months, Lawrence J. Goldstein ("Lawrence"), another stockholder of the Issuer and I have had a number of discussions relating to our dissatisfaction with the Issuer's stock price, the performance of its management and its corporate governance. However, Lawrence and I have never formed any agreement to buy, sell, hold or vote our shares together and thus, are not a "group." We have agreed that either of us may buy, sell, hold or vote shares without notifying or consulting with each other either before or after such action is taken. The only reason not to file as a group is that it would not be accurate to do so because of the lack of any agreement to buy, sell, hold or vote our shares together.

There is a fundamental philosophical difference between Lawrence and me. Lawrence believes that the best approach to enhancing shareholder value is to persuade the Issuer's management to take action to develop new markets and products in order to increase revenues and profits and has suggested many ways to do so including:

  Expand product development teams in order to accelerate introduction of new products
  Broaden product offerings, e.g., create a line of play products for pets
  Leverage The First Years strong brand name recognition by licensing it
  License in, expanding upon the two licenses already being utilized
  Capitalize on existing distribution channels
  Create "super" gift packages for new parents encompassing the entire line of product offerings ("Everything you need for your new baby") for sale through upscale retailers and on the internet
  Expand the company's international presence
  Leverage the company's customer service capabilities
  Pursue synergistic acquisitions and strategic alliances
I, on the other hand, believe that the best way to maximize shareholder value is to sell the company for a premium price to a buyer that is more capable of exploiting The First Years brand name than the current management.

I have informed Lawrence that I intend to solicit proxies for the Issuer's annual meeting to among other things, dismantle the Issuer's poison pill (which deters potential buyers) and to elect one or more directors. I have not asked Lawrence and Lawrence has not offered to support such a proxy solicitation financially or in any other way. Lawrence has indicated to me that if I do solicit proxies, he would likely vote his shares to dismantle the poison pill and, without committing to vote for my as yet unnamed nominee(s), would consider doing so because he believes the current board is excessively dominated by management to the detriment of the Issuer's public shareholders.